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EXHIBIT 99

FINDWHAT.COM                                                       NEWS RELEASE

Karen Yagnesak, Company Contact
FindWhat.com
239-561-7229
kareny@findwhat.com


                   FINDWHAT.COM COMPLETES PRIVATE PLACEMENT
   - SELLS ONE MILLION SHARES OF COMMON STOCK TO INSTITUTIONAL INVESTORS WITH AFFILIATES SELLING AN ADDITIONAL 795,000 SHARES OF COMMON STOCK -

FORT MYERS, FL - DECEMBER 19, 2002 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced it has completed the sale of one million shares of common stock to selected institutional investors in a private placement. FindWhat.com received $5.8 million of gross proceeds for the shares provided by the company.

The private placement investors were led by RS Investments and Integral Capital Partners. Certain private placement investors also purchased a total of 600,000 shares from individuals affiliated with FindWhat.com. Additionally, affiliates of FindWhat.com sold an additional 195,000 shares via an effective registration statement under the Securities Act of 1933, as amended. FindWhat.com did not receive any of the proceeds from the shares of common stock sold by the selling stockholders, who have agreed to a lock-up period of 180 days. Legg Mason Wood Walker, Inc. acted as the placement agent for these transactions.

"We are very pleased to welcome such high-quality institutional investors to our shareholder base," said Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "This strategic move allows us to increase our institutional ownership among investors who are very familiar with the performance-based marketing industry, and we believe their sponsorship will increase our awareness in the public marketplace. The company would also like to thank the selling shareholders for their participation, as diversifying the ownership of our stock is a necessary step toward increasing our public float and generating greater liquidity."

FindWhat.com intends to use the proceeds for general corporate purposes and to fund the general growth of its business. As of November 30, 2002, pro forma for the net proceeds of the private placement, FindWhat.com had more than $20 million in cash and short-term investments, and no long-term debt.

Except as set forth above, these securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. FindWhat.com has agreed to provide, no later than 120 days after the closing of the private placement, an effective SEC registration statement for the resale of the unregistered shares.

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ABOUT FINDWHAT.COM(R)

FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects who click through to their sites, and increase their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe," "project," or "expect," or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.